Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dell Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class C Common Stock, $0.01 par value per share	Rule 457(h)	125,000	$4.58	$572,500	$0.00011020	$64

Total Offering Amounts					$572,500		$64

Total Fee Offsets							—

Net Fee Due							$64

(1)    This registration statement covers the issuance of 125,000 shares of Class C common stock, $0.01 par value per share (the “Class C Common Stock”), of Dell Technologies Inc. (the “Company”) issuable upon the exercise of certain stock options issued under the Cloudify Platform Ltd. 2017 Share Incentive Plan (the “Plan”) assumed by the Company pursuant to the terms of that certain Share Purchase Agreement, dated December 20, 2022, by and among EMC Israel Advanced Information Technologies Ltd., the Company, Cloudify Platform Ltd. (“Cloudify”), certain securityholders of Cloudify and Fortis Advisors LLC. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class C Common Stock, which, by reason of changes in the capitalization of the Company and other events specified in the Plan, may become subject to such Plan.

(2)    Estimated in accordance with Rule 457(h) under the Securities Act, solely for purposes of calculating the registration fee.